EXHIBIT 99.1

December 24, 2012

Dear Fellow Stellar Shareholders,

We are pleased to conclude 2012 having reported strong revenue growth for the first nine months of the year and having transformed Stellar Pharmaceuticals, Inc. (the “Company”) into a rapidly growing Canadian specialty pharmaceutical company with an expanding product portfolio, a national sales force, and distribution channels with capacity to add more products in the coming years. While the acquisition of Tribute Pharmaceuticals, Inc. (“Tribute”) by the Company was completed in December 2011, 2012 became the year our newly combined company forged to create a new platform from which we plan to base our future growth.

As part of our growth plan, we are building a brand name for the Company that is recognized by doctors across Canada. Since most of our current sales force came from Tribute, this is the brand name which is more widely recognized and trusted by prescribing physicians, pharmacies, and hospitals. Based in large part on this dynamic, the Company’s Board of Directors has voted to change the Company’s name from “Stellar Pharmaceuticals, Inc.” to “Tribute Pharmaceuticals Canada, Inc.” This is scheduled to take effect January 1, 2013, or as soon as practicable thereafter. A corresponding change in our stock symbol on the OTC QB is expected to take place shortly following the official name change and a news release will be issued once we know the precise timing of this change. Until then, Stellar’s common shares will continue to trade under our current symbol “SLXCF”. We believe “Tribute Pharmaceuticals” as a name is a strong choice and it will serve us well not only in expanding our business, but also in the financial markets, as we become more active in presenting our investment opportunity in the United States and Canada.

We were pleased to report to the financial community and to our shareholders that our total revenues for the nine months ended September 30, 2012 increased by 276% to approximately $9.0 million* compared to approximately $2.4 million* for the nine months ended September 30, 2011. Our total revenues for the three months ended September 30, 2012 increased 366% to $3.2 million* compared to approximately $690,000* for the nine months ended September 30, 2011. While we reported a loss for the three and nine months ended September 30, 2012, which was mostly attributable to an increase in marketing expenses to support the launch of CAMBIA®, a migraine drug which we believe will make a significant contribution to our 2013 revenues, our gross margins increased by 119% to approximately $3.8 million* compared to approximately $1.7 million* for the nine months ended September 30, 2011 and increased 179% to $1.3 million* compared to approximately $487,000* for the three months ended September 30, 2011.

These financial results were produced by our expanding product portfolio and from our recruitment of additional experienced sales reps. Our combined sales force has grown from 11 sales representatives one year ago to 24 sales representatives today, with 4 sales representatives dedicated to specialty care who make sales calls primarily to healthcare practitioners in hospitals, and 20 sales representatives focused on primary care, certain specialists, and retail pharmacies. This expanded rank of experienced sales reps will give us the ability to continue to grow by adding more products to our portfolio. We believe that the sale of additional products will have minimal impact on our operating expenses and will be accretive to revenues and gross margins.

Stellar Pharmaceuticals Inc., 151 Steeles Avenue East, Milton, Ontario, Canada, L9T 1Y1

In 2012 we added two new products to our portfolio, Collatamp G® and Gelfoam®, and as noted above, we launched CAMBIA®. We acquired the exclusive rights to Collatamp G® in Canada in June 2012. Collatamp G® is a collagen sponge used after an operation to reduce infection at the surgical site. Collatamp G® is safely absorbed into the body and studies have shown a reduction in surgical site infection by as much as 50% to 85% in some cases depending on the type of surgery. We also entered into an agreement with Pfizer Canada to market and sell their Gelfoam® product in Canada. Gelfoam® is a medical sponge applied to help stop bleeding and speed up the natural clotting process. We are honored to be Pfizer Canada’s partner in Canada for Gelfoam®. Both Collatamp G® and Gelfoam® are being actively marketed by our specialty care sales representatives.

In March of 2012 Health Canada approved CAMBIA®, the only prescription, non-steroidal, anti-inflammatory drug (NSAID) available for the treatment of acute migraine headaches in Canada. We began selling CAMBIA® in October and we are very encouraged by the initial feedback from physicians and patients. Clinical studies have shown that CAMBIA®, which is taken orally by drinking a small amount of water mixed with a single sachet of CAMBIA® in powder form, offers faster relief and convenience, with fewer side effects than other drugs on the market. We expect CAMBIA® to become one the top performing products in our portfolio during 2013 and for many years to follow.

In 2012 the Company also entered into a term loan agreement with Midcap Financial LLC for US$6.0 million available in two tranches. The Company received US$3.5 million as proceeds of the first tranche in May 2012, which was used to help expand our sales force and for marketing efforts to support growth of our existing products and the launch of CAMBIA® in Canada.

During 2012 we made progress towards unlocking value in a key asset we hold, the U.S. marketing rights to Bezalip® SR. Bezalip® SR is a fibrate drug that is already approved for sale in 40-plus nations around the world, and which we are already successfully selling in Canada, where we have captured about 10% of sales in the Canadian fibrate market. Bezalip® SR, in combination with diet and exercise, treats mixed dyslipidemia (high LDL cholesterol, low HDL cholesterol and high triglycerides). In March 2012 we had discussions with the U.S. Food and Drug Administration (FDA) and we are preparing to submit an Investigational New Drug (IND) application in early 2013.

Our strategy to grow the Company in 2013 and beyond is based upon four key drivers. First, leveraging our national sales force, we will drive organic growth of our products in Canada including Bezalip® SR, Soriatane®, CAMBIA®, NeoVisc®,  Uracyst®, Collatamp G® and Gelfoam®, with Bezalip® SR, Soriatane® and CAMBIA® making the largest contributions to growth. Secondly, we are looking to expand out-licensing of our proprietary products, NeoVisc® and Uracyst® in international markets including the U.S., Europe and Asia. Licensing into new territories would contribute additional upfront licensing fees plus ongoing royalty and/or manufacturing revenues to the Company. Thirdly, we will continue to seek the acquisition and in-licensing of mature products, including but not limited to dermatology, neurology, pain, and primary and specialty care products. Additionally, we look forward to working with our licensor to seek approval for MycoVa™ by Health Canada, so that we may expand our presence in the dermatology market.

Stellar Pharmaceuticals Inc., 151 Steeles Avenue East, Milton, Ontario, Canada, L9T 1Y1

The fourth potential driver of growth is Bezalip® SR in the U.S. We are very focused on materializing this opportunity in 2013 and we will work to advance its regulatory status so that we can monetize Bezalip® SR in the U.S. as quickly as possible for the maximum possible benefit to our shareholders. If we experience favorable outcomes, the financial contributions of Bezalip® SR’s commercialization in the U.S. could be very significant for our Company.

We are grateful to all of our shareholders and as your new CEO, I look forward to talking or meeting with more of you in the future. In the meantime, feel free to visit our new website at www.tributepharma.com. When visiting the investor relations portion of the site, we invite you to sign up to receive news alerts from our Company via email. Our board and our management team are very excited about the prospects for 2013 and we are eager to make it a landmark year of achievements in the growth and development of the Company.

Wishing you all a happy, healthy, and prosperous new year,

Rob Harris President & CEO Stellar Pharmaceuticals Inc., soon to be Tribute Pharmaceuticals Canada, Inc.

*All currency in Canadian dollars unless otherwise noted.

Stellar Pharmaceuticals Inc., 151 Steeles Avenue East, Milton, Ontario, Canada, L9T 1Y1